EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2012
SECOND QUARTER RESULTS

High Growth Advanced Packaging Market Drives Second Quarter Revenue up 23% and Earnings up 241% to $0.19 per share, Both above Guidance;
Back-End Orders Contribute to an Increase in Third Quarter Revenue Guidance and Positions Rudolph for a Record 2012

FLANDERS, NEW JERSEY (July 30, 2012) – Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the second quarter of 2012.

2012 Second Quarter Highlights:

•	Second quarter 2012 revenue of $56.3 million increased 23 percent as compared with first quarter 2012.

•	GAAP net income was $6.3 million, or $0.19 per fully diluted share; non-GAAP net income was $7.5 million, or $0.23 per fully diluted share.

•	Gross margin increased to 54 percent.

•
Back-end customers drove record second quarter sales for the Company’s macro defect inspection products and accounted for 59 percent of second quarter orders. Rudolph Technologies' Book to Bill ratio continues to exceed the industry average.

•	Cash and marketable securities balances remain strong at $168.9 million or $3.90 net cash per share after second quarter acquisition.

Recent Business Developments Further Solidify Rudolph’s Industry Leading Position

•
The acquisition of NanoPhotonics adds new technologies and extends Rudolph’s product and intellectual property portfolio, particularly for applications in the rapidly growing wafer-level advanced packaging market. This acquisition is part of the Company's long-term strategy to strengthen its position as an industry leading provider of process characterization solutions for both the front-end and back-end of the semiconductor fabrication process.

•
Rudolph delivered new metal film metrology capability to the mobile display market. The Company sold the first of its new MetaPULSE® FP thin film metrology systems to a major manufacturer of flat panel displays for handheld mobile devices, such as tablets, electronic book “e-readers” and smart phones. The first tool is being qualified on an R&D line, and Rudolph expects the capability will be indispensable as its customer ramps to high-volume production.

•
A large OSAT (outsourced semiconductor assembly and test) company placed orders for 14 of Rudolph’s NSX® Series 320 Inspection Systems to meet rising advanced packaging demand. These new generation NSX Systems are being installed in the second and third quarters, and will be used for inspection in multiple steps during wafer-level chip-scale packaging (WLCSP) processes.

Leveraged to Advanced Packaging - Industry Leading Position Sets Stage for Record 2012
Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “Rudolph’s solid financial performance in the first half of 2012 sets a sturdy foundation for what we expect will be a record year for the Company. Rudolph is the industry leader in the high growth back-end macro defect inspection market, which is being fueled by advanced Wafer-Level Packaging. In fact, the back-end's earlier than expected recovery has been of robust proportions and is providing substantial growth opportunities for Rudolph, which has resulted in our achieving record results in macro defect inspection for the second quarter. The Wafer-Level Packaging market is forecast to significantly expand over the next three years, which we expect will result in a doubling of Rudolph’s total addressable market for our back-end defect inspection tools. The packaging market is undergoing major shifts, and chip manufacturers are changing in response. As a result the back-end Advanced Packaging business has been forecast to double between now and 2015 to over $2 billion, largely based on expected demand for consumer mobility solutions such as smart phones and tablets. Rudolph is aggressively addressing opportunities in this high-growth market.”

“Rudolph is building, diversifying and growing. The multiple markets we serve have above-average growth opportunities and we are the #1 or #2 share leaders in most served markets. We have a substantial and expanding portfolio of products and technologies that gives us balance throughout market cycles. Our target mix of 60 percent inspection, 30 percent metrology and 10 percent software revenues that we apply to front-end and back-end markets in a 60 percent to 40 percent ratio, respectively, are forecast to show non-GAAP operating margins on the order of 30 percent in the quarters ahead. Coupled with that strong product suite and a broad and expanding customer base, we are ideally positioned within dynamic growth markets.”

Mr. McLaughlin concluded, “In addition to the substantial back-end growth that we are experiencing now, there is continued strength in our front-end products and services, in which spending is centered on technology node migration and resultant manufacturing at smaller geometries.

Rudolph is singularly unique in that the company has exposure to both front-end and back-end markets, in major proportions which gives us a tremendous competitive advantage as we bring our front-end core competencies in yield-management technologies and techniques to back-end markets. We are now earning the benefits of the significant R&D investments we have made in the past few years and this positions Rudolph to capture the maximum benefits from both front-end and back-end investment cycles.”

Second Quarter 2012 Financial Results
Second quarter 2012 revenue totaled $56.3 million, a 23 percent increase as compared with $45.7 million for the 2012 first quarter. The NanoPhotonics acquisition had no effect on revenues for the quarter. During the 2012 second quarter, international sales represented approximately 84 percent of revenue, while domestic sales accounted for 16 percent. In the first quarter of 2012, international sales represented approximately 80 percent of revenue and domestic sales accounted for 20 percent. Revenue from front-end semiconductor customers accounted for approximately 48 percent of revenue and back-end customers accounted for 52 percent in the 2012 second quarter.

Second quarter 2012 gross margin was 54 percent, as compared with 52 percent in the first quarter 2012. The increase in margin in the quarter was primarily due to a favorable product mix and higher revenues covering fixed manufacturing costs in the quarter.

Operating expenses for the second quarter of 2012 totaled $19.7 million, an increase of $0.3 million from $19.4 million in the 2012 first quarter. Research and development (R&D) expenses for the second quarter totaled $9.4 million, compared with $9.8 million in the first quarter of 2012. The decrease in R&D is primarily due to the completion of a 450mm inspection project. Selling, general and administrative (S,G&A) expenses for the second quarter totaled $9.9 million, compared with $9.2 million in the 2012 first quarter. The increase in S,G&A was primarily due to an increase in sales cost due to higher revenues and an increase in bonus compensation plans as the Company is currently exceeding all plan targets. The impact of the NanoPhotonics acquisition on operating expenses was immaterial in the quarter.

GAAP net income for the second quarter of 2012 was $6.3 million, or $0.19 per diluted share, compared with net income of $1.9 million or $0.06 per diluted share, for the first quarter of 2012. Excluding the after-tax impact of $1.1 million in non-GAAP adjustments, which included legal and share-based compensation charges, the second quarter 2012 non-GAAP net income was $7.5 million, or $0.23 per diluted share.

Balance Sheet Strength
At June 30, 2012, cash and marketable securities decreased $4.7 million to $168.9 million from the previous quarter, primarily due to cash used for the NanoPhotonics acquisition. Accounts receivable increased to $53.2 million and inventory increased to $55.0 million due to increased sales and continued strong orders, respectively, and assets acquired in the NanoPhotonics acquisition. Working capital increased $1.4 million in the quarter, ending the quarter at $241.2 million.

Conference Call
Rudolph Technologies will discuss its 2012 second quarter results on a conference call it is hosting today at 4:45 PM EDT. A live audio webcast will be available to investors on the Company's website at www.rudolphtech.com. To listen to the webcast, please go to the website at least fifteen minutes early to register, download and install any necessary software. To access the live conference call, please dial (888) 603-6873 and reference Conference ID # 99385210.

There will be a replay of the conference call available for one week following the live broadcast. To access the replay, please dial 855-859-2056 and reference Conference ID # 99385210.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of litigation fees, the establishment of a charitable gift program, and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s yield management solutions are used in both the wafer processing and final manufacturing of ICs, as well as in emerging markets such as LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; and the strength/weakness of the back-end and/or front-end semiconductor market segments. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	June 30, 2012	December 31, 2011
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$168,922	$167,559
Accounts receivable, net	53,174	41,036
Inventories	54,996	49,501
Prepaid and other assets	5,519	5,005
Total current assets	282,611	263,101
Net property, plant and equipment	11,179	12,530
Intangibles	18,251	12,306
Other assets	17,921	17,974
Total assets	$329,962	$305,911

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$20,253	$12,201
Other current liabilities	21,125	16,656
Total current liabilities	41,378	28,857
Senior convertible notes	47,737	46,524
Other non-current liabilities	8,736	8,752
Total liabilities	97,851	84,133
Stockholders’ equity	232,111	221,778
Total liabilities and stockholders’ equity	$329,962	$305,911

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Revenues	$56,326	$51,543	$102,035	$102,142
Cost of revenues	26,104	23,684	48,048	46,986
Gross profit	30,222	27,859	53,987	55,156
Operating expenses:
Research and development	9,385	9,550	19,187	18,445
Selling, general and administrative	9,934	9,858	19,113	19,733
Amortization	416	444	832	887
Total operating expenses	19,735	19,852	39,132	39,065
Operating income	10,487	8,007	14,855	16,091
Interest income (expense)	(1,079)	43	(2,155)	85
Other income (expense)	523	(120)	104	(96)
Income before income taxes	9,931	7,930	12,804	16,080
Provision for income taxes	3,585	973	4,596	2,384
Net income	$6,346	$6,957	$8,208	$13,696

Net income per share:

Basic	$0.20	$0.22	$0.26	$0.43
Diluted	$0.19	$0.22	$0.25	$0.43

Weighted average shares outstanding:

Basic	32,144	31,589	32,110	31,626
Diluted	32,727	32,038	32,745	32,117

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

GAAP operating income	$10,487	$8,007	$14,855	$16,091
Non-GAAP adjustments:
Establishment of charitable matching gift program	—	500	—	500
Litigation costs	661	854	1,299	1,726
Share-based compensation	1,044	1,256	2,018	2,537
Total non-GAAP adjustments	1,705	2,610	3,317	4,763
Non-GAAP operating income	$12,192	$10,617	$18,172	$20,854

GAAP net income	$6,346	$6,957	$8,208	$13,696
Total non-GAAP adjustments	1,705	2,610	3,317	4,763
Income tax effect of non-GAAP adjustments (1)	(576)	(541)	(1,128)	(966)
Non-GAAP net income	$7,475	$9,026	$10,397	$17,493

Net income per share:
Basic	$0.23	$0.29	$0.32	$0.55
Diluted	$0.23	$0.28	$0.32	$0.54

1) For the six month periods ended June 30, 2012 and 2011, the non-GAAP adjustments were taxed at a marginal tax rate of 34.0% and 20.3%, respectively.
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